Exhibit 99.1

      Catalytica Energy Systems Reports First Quarter Financial Results

    GILBERT, Ariz., May 1 /PRNewswire-FirstCall/ --
Catalytica Energy Systems, Inc. (Nasdaq: CESI) today reported financial results for the first quarter ended March 31, 2003. The results reflect the Company's continued investment in advancing the development and commercialization of its Xonon Cool Combustion(TM) system and the development of other innovative technologies to reduce emissions associated with combustion applications in the energy and transportation industries.
    Revenues for the first quarter of 2003 were $531,000, compared with revenues of $649,000 for the same period of the prior year. Selling, general and administrative expenses for the quarter were $2,070,000, compared with $3,018,000 recorded in the first quarter of 2002. The 31% decline was attributable in part to a one-time charge of $450,000 recorded in the first quarter of last year related to a contract settlement and in part to the Company's ongoing focus on managing costs. This decrease in spending contributed to a reduced net loss for the quarter of $4,555,000, or a loss of $0.26 per share, compared with a net loss of $5,220,000, or a loss of $0.30 per share, in the first quarter last year.
    Cash, cash equivalents and short-term investments at March 31, 2003 totaled $62 million, a decline of $4.8 million from December 31, 2002. Catalytica Energy Systems expects its cash consumption will decrease in the second quarter, and is maintaining its full-year projections for total cash usage in the range of $15.5 to $16.5 million, a 20% to 25% reduction from 2002. The Company also continues to project a reduced net loss for the year in the range of $16 to $18 million.
    "We continue to benefit from a number of cost reduction initiatives implemented last year as reflected in our financial results for the quarter," said Mike Murry, president and CEO of Catalytica Energy Systems. "We believe we have taken the appropriate actions to reduce our cost structure in line with an ongoing slow pace in order activity and longer than expected sales cycles. While lower power prices, a weak economic environment, regulatory and other factors continue to impact the demand for distributed generation projects at the present time, we remain optimistic about the prospects for securing orders once market conditions improve. Interest in our Xonon product is building as a result of the ongoing success of our first commercial installation. The Xonon-equipped Kawasaki gas turbine operating at Sonoma Developmental Center has now logged more than 2,500 hours of clean, reliable power generation since its commissioning last November, with nitrogen oxides
(NOx) emissions consistently well below our 3 ppm guarantee. We believe these positive performance results, combined with our expectations for an expansion in the number of commercial Xonon units in service this year, will contribute to a growing market acceptance of Xonon-equipped products."
    Murry continued, "Our programs to apply Xonon to additional gas turbine models are also advancing well. Together with GE Power Systems, we are actively moving toward an on-engine test currently planned for the spring and summer in support of our commercialization efforts for the Xonon-equipped GE10 gas turbine. We are also on-track to conduct an initial round of testing this year with Solar Turbines related to our ongoing development of Xonon for the Taurus 70 gas turbine."
    The Company also announced yesterday that it has signed test agreements with two leading diesel engine manufacturers to conduct on-engine evaluations of its NOx reduction technology for heavy-duty diesel trucks in the coming months. This technology is designed to enable a greater than 90% reduction in NOx emissions to help diesel engine manufacturers comply with the most stringent of the EPA's mandated emissions regulations, which will be phased in between 2007 and 2010.
    "We believe our proprietary diesel fuel processing technology could provide a practical and cost-effective means to achieve a significant reduction in NOx emissions with minimal fuel penalty," said Murry. "Our accelerated product development efforts related to diesel applications are a reflection of an intensified focus this year on leveraging our proprietary catalyst technology and proven fuel processing competency to expand our product offerings across multiple markets."
    In other news, the Company announced that Pat Conroy has resigned from his position as senior vice president, product management of Catalytica Energy Systems effective April 30, 2003.
    On Mr. Conroy's resignation from the Company, Murry commented, "We would like to thank Pat for his valuable contributions to Catalytica Energy Systems over the past five years. He was instrumental in building our current OEM relationships and guiding the development of Xonon along its path to commercialization. We extend our best wishes to Pat in his future endeavors. We are conducting a thorough evaluation of our current needs relative to this position in a manner that is consistent with our continuing efforts to streamline our operations. In the interim, we have consolidated these responsibilities within our engineering and product management groups. We are confident the wealth of experience and depth of skill sets within these groups will provide for a seamless transition."
    The Company will host a conference call today, Thursday, May 1, 2003, at 11:00 AM Eastern Time (8:00 AM Pacific Time) to discuss its financial results along with an update on the business and its outlook for the remainder of 2003. The call will be broadcast live over the Internet and can be accessed via the Company's website at www.CatalyticaEnergy.com. An archived version of the webcast will be available for replay on the Company's website beginning approximately two hours following the conclusion of the live call and continuing for a period of one week following the call.
    Catalytica Energy Systems, Inc. designs, develops and manufactures advanced products for the energy and transportation industries with a focus on cost-effective solutions for improved performance and reduced emissions from combustion sources. Our proprietary technologies include the application of catalysts to combustion systems and next-generation fuel processors to mitigate the environmental impact of power generation and transportation systems. We are marketing our first commercial product, Xonon Cool Combustion(TM), a breakthrough pollution prevention technology that enables natural gas-fired turbines to achieve ultra-low emission power production. Xonon(R) prevents the formation of NOx, a primary contributor to air pollution, through a proprietary catalytic combustion process. We are also conducting technology development efforts related to fuel processing for fuel cells and are actively pursuing adaptation of our core Xonon technology to mobile, stationary, and off-road diesel applications. Find Catalytica Energy Systems on the Worldwide Web at www.CatalyticaEnergy.com.

    This news release contains forward-looking statements regarding Catalytica Energy Systems' ability to continue managing costs and reduce its cash and investments consumption and net loss consistent with its full-year guidance; the growth in market acceptance of Catalytica Energy Systems' Xonon Cool Combustion product and its prospects for securing orders and an expansion in the number of commercial Xonon units in service this year; the market demand for Xonon-equipped turbines and distributed generation projects;
incorporation of Catalytica Energy Systems' Xonon Cool Combustion system into the GE10 and the Taurus 70; the timing and completion of Xonon test activities associated with the GE10 and the Taurus 70; the ability of Catalytica Energy Systems' diesel NOx reduction technology to achieve a greater than 90% reduction in NOx emissions and its ability to do so in a cost-effective and practical manner with minimal fuel penalty; Catalytica Energy Systems' growth prospects and its plans to expand its product offerings across multiple markets; and Catalytica Energy Systems' ability to successfully manage the transition of responsibilities related to the departure of one of its executives from the Company and to reassign functions related to this position. These statements are subject to risks and uncertainties that could cause actual results and events to differ materially from those expressed in the forward-looking statements. These risks and uncertainties include, among others: that Catalytica Energy Systems may not be able to accurately predict future financial performance; possible fluctuations in economic conditions affecting the markets for Catalytica Energy Systems' products; the risk that a market may not develop or be maintained for Catalytica Energy Systems' products; changes in the environmental requirements for ultra-low NOx emissions; that marketing, project development and installation timelines and regulatory review outcomes are uncertain; that there may be unanticipated technical, commercial or other setbacks related to the incorporation of Xonon into the GE10, the Taurus 70, or other gas turbines used in distributed generation applications; that changes may occur in the arrangements between Catalytica Energy Systems and its OEM partners for the supply of Xonon-equipped gas turbines; that Catalytica Energy Systems may be unable to maintain current or develop future strategic relationships for its products, including with OEM partners; that there may be unanticipated technical issues related to the Company's diesel NOx reduction system; and the other risks set forth in the Catalytica Energy Systems' Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 31, 2003. Catalytica Energy Systems undertakes no obligation to update any forward-looking statements to reflect new information, events, or circumstances occurring after the date of this release.

    NOTE: Xonon and Xonon Cool Combustion are registered trademarks of Catalytica Energy Systems, Inc., Gilbert, AZ, USA.


     Catalytica Energy Systems, Inc.
     Condensed Consolidated Statements of Operations
     (in thousands, except per share amounts)
     (unaudited)

                                                        Three Months Ended
                                                            March 31,
                                                       2003            2002

    Revenues:
      Research and development contracts                $531           $649

    Costs and expenses:
      Research and development                         3,186          3,232
      Selling, general and administrative              2,070          3,018

    Total costs and expenses                           5,256          6,250

    Operating loss                                    (4,725)        (5,601)

    Interest income, net                                 170            381

    Net loss                                         $(4,555)       $(5,220)

    Basic and diluted net loss per share             $(0.26)        $(0.30)

    Weighted average shares used in computing
     net loss per share                               17,603         17,509


     Catalytica Energy Systems, Inc.
     Condensed Consolidated Balance Sheets
     (in thousands)
     (unaudited)

                                                 March 31,       December 31,
                                                   2003               2002

    ASSETS:

      Cash, cash equivalents and short-term
       investments                                $61,975         $66,770
      Accounts and notes receivable, net              602           1,362
      Inventory                                       518             479
      Other current assets                            430             430
          Total current assets                     63,525          69,041

      Property and equipment, net                   7,159           7,414
      Other assets                                    558             566
                                                  $71,242         $77,021

    LIABILITIES AND STOCKHOLDERS' EQUITY:

      Accounts payable and accrued liabilities     $3,354          $4,591
      Current portion of long-term debt               175             188
        Total current liabilities                   3,529           4,779

      Long-term debt                                2,951           3,062

      Stockholders' equity                         64,762          69,180
                                                  $71,242         $77,021